Exhibit 10.24

Sears Hometown and Outlet Stores, Inc.

Director Compensation Policy

This sets forth the Director Compensation Policy (the “Policy”) of Sears Hometown and Outlet Stores, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Board. The cash compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee director. Members of the Board shall not be entitled to receive any compensation for service on the Board other than as described in the Policy.

1. Cash Compensation.

Payment Amount. Each non-employee director elected to serve as a member of the Board at the Company’s Annual Stockholders’ Meeting each year shall be eligible to receive an “annual” retainer of $60,000, paid in cash, for service on the Board. For purposes of this policy, “annual” means from Annual Stockholders’ Meeting to Annual Stockholders’ Meeting each year. In addition, a non-employee director serving as Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000, paid in cash, for such service.

Payment Schedule and Vesting. The annual retainers for service on the Board and as chairman of committees of the Board as set forth above shall be paid by the Company in four equal quarterly installments, the first installment being paid on the date of the three month anniversary of the Annual Stockholders’ Meeting and the remaining installments being paid on each successive three month anniversary date (each such payment date, a “Quarterly Payment Date”); provided, however, that if the Company’s Annual Stockholders’ Meeting for the following year occurs prior to the end of the one year period, the final Quarterly Payment Date shall be paid on the day of such Annual Stockholders’ Meeting. If any non-employee director holds office as a director of the Board for less than a full annual period, such non-employee director shall only be entitled to the portion of the annual retainer payable through the Quarterly Payment Date following the date on which the non-employee director shall have ceased to serve on the Board.

New Directors. In the event a new non-employee director is elected or appointed to the Board, such non-employee director shall be eligible to receive as compensation for service as a member of the Board or as Chairman of the Audit Committee, a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the next scheduled Quarterly Payment Date and thereafter shall be paid in conformity with the other non-employee directors; provided, however, that each of the non-employee directors who are directors as of the date of the Company’s separation from Sears Holdings Corporation (each such director, an “Initial Director”) shall be eligible to receive as compensation for service as a member of the Board or as Chairman of the Audit Committee the full annual retainer, as set forth above and without pro-ration, for such Initial Director’s service up until the date of the first Annual Stockholders’ Meeting; provided further, however, that if an Initial Director ceases to be a director prior to the first Annual Stockholders’ Meeting, such Initial Director shall not be entitled to receive a payment on any Quarterly Payment Date (other than the initial Quarterly Payment Date) unless he or she served as a director subsequent to the immediately preceding Quarterly Payment Date.

2. Expense Reimbursement.

All directors, including, for the avoidance of doubt, directors who are employees of the Company, will be reimbursed for all reasonable out-of-pocket expenses incurred by such directors in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the subsidiaries of the Company. The Company shall make reimbursement to directors within a reasonable amount of time following submission by the directors of reasonable written substantiation for the expenses.

Adopted August 30, 2012

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